Exhibit 99.1

For Immediate Release

For Information Contact:
Reid Simpson	Kristi Emerson
Chief Financial Officer	Director, Corporate Communications
312-706-1706	303-873-3788
reids@eCollege.com	kristie@eCollege.com

eCollege® Selects Grant Thornton LLP as Auditor

CHICAGO – August 17, 2005 – eCollege® [Nasdaq: ECLG], a leading provider of value-added information services to the post-secondary education industry, today announced that the Audit Committee of its Board of Directors has selected Grant Thornton LLP as the Company’s new registered independent public accounting firm. eCollege will engage the services of Grant Thornton effective immediately.

“We evaluated several firms, and based on our research, as well as input from our Board of Directors and executive management, we decided that Grant Thornton best met our needs,” said Chris Girgenti, chairman of the eCollege Audit Committee. “We look forward to working with the Grant Thornton team.”

Grant Thornton LLP is the U.S. member firm of Grant Thornton International, one of the largest global accounting, tax and business advisory organizations.

About eCollege

eCollege [Nasdaq: ECLG] is a leading provider of value-added information services to the post-secondary and K-12 education industries. The Company’s eLearning Division designs, builds and supports some of the most successful, fully online degree, certificate/diploma and professional development programs in the country.  The Company’s Enrollment Division, Datamark, Inc., helps institutions build new enrollments and increase student retention.  Customers include publicly traded for-profit institutions, community colleges, public and private universities, school districts and state departments of education.  eCollege was founded in 1996 and is headquartered in Chicago, with the eLearning Division headquartered in Denver. Datamark was founded in 1987 and is headquartered in Salt Lake City.  For more information, visit www.eCollege.com and www.Datamark.com.

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